EXHIBIT 99.1

Lexaria Bioscience Corp. Announces Uplisting to Nasdaq Capital Market and Pricing of $9.6 Million Upsized Public Offering

Tuesday, January 12, 2021 7:00 AM

Topic: Exchange Listing Upgrade

KELOWNA, BC / ACCESSWIRE / January 12, 2021 / Lexaria Bioscience Corp. (NASDAQ:LEXX)(NASDAQ:LEXXW)(CSE:LXX) (the "Company") today announced that its common stock and warrants will begin trading on the Nasdaq Capital Market on January 12, 2021, under the symbols "LEXX" and "LEXXW," respectively.

Lexaria also announced the pricing of an underwritten public offering (the "Offering") of 1,828,571 units, each unit consisting of one share of common stock and one warrant to purchase one share of common stock at a public offering price of $5.25 per unit (all prices in US$). The shares of common stock and warrants comprising the units are immediately separable and will be issued separately, but will be purchased together. The warrants have an exercise price of $6.58 per share, are immediately exercisable and will expire five years following the date of issuance. The Company has granted the underwriter a 30-day option to purchase up to an additional 274,285 shares of common stock and/or warrants to purchase up to 274,285 shares of common stock.

H.C. Wainwright & Co. is acting as the sole book-running manager for the Offering.

The gross proceeds of the Offering are expected to be approximately $9.6 million, prior to deducting underwriting discounts and commissions and estimated offering expenses and excluding the exercise of any warrants and the underwriter's option to purchase additional securities. In the event that the underwriter exercises its option to purchase additional securities in full, the Company expects to receive approximately $1.44 million in additional gross proceeds. However, there can be no assurance that the underwriter will exercise its option to purchase additional securities. This Offering is expected to close on or about January 14, 2021, subject to customary closing conditions.

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All share numbers and pricing information in this press release reflect the Company's previously announced 1-for-30 reverse stock split of its common stock, which was effective at 4:30 p.m., Eastern time, on January 11, 2021.

The Company intends to use the net proceeds from this Offering for research and development studies, the patent and legal costs associated thereto, and general working capital purposes.

The securities described above are being offered by the Company pursuant to a registration statement on Form S-1 (File No. 333-250326) that was previously filed with the U.S. Securities and Exchange Commission (the "SEC") and declared effective by on January 11, 2021, and an additional registration statement on Form S-1 filed pursuant to Rule 462(b) (File No. 333-252031), which became automatically effective on January 11, 2021. This Offering is being made only by means of a prospectus. A preliminary prospectus relating to and describing the terms of the Offering has been filed with the SEC. Electronic copies of the preliminary prospectus and, when available, copies of the final prospectus relating to the Offering may be obtained for free by visiting the SEC's website at www.sec.gov or by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, New York 10022, by email at placements@hcwco.com or by telephone at (646) 975-6996.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

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About Lexaria Bioscience Corp.

The Company's proprietary drug delivery technology, DehydraTECH™, improves the way active pharmaceutical ingredients (APIs) enter the bloodstream by promoting healthier oral ingestion methods and increasing the effectiveness of fat-soluble active molecules, thereby lowering overall dosing. The Company's technology can be applied to many different ingestible product formats, including foods, beverages, oral suspensions, tablets, and capsules. DehydraTECH has repeatedly demonstrated since 2016 with cannabinoids and nicotine the ability to increase bio-absorption by up to 5-10x, reduce time of onset from 1 - 2 hours to minutes, and mask unwanted tastes; and is planned to be further evaluated for orally administered bioactive molecules, including anti-virals, cannabinoids, vitamins, non-steroidal anti-inflammatory drugs (NSAIDs), and nicotine. Lexaria has licensed DehydraTECH to multiple companies, including a world-leading tobacco producer for the development of smokeless, oral-based nicotine products and for use in industries that produce cannabinoid beverages, edibles, and oral products. Lexaria operates a licensed in-house research laboratory and holds a robust intellectual property portfolio with 18 patents granted and approximately 60 patents pending worldwide. For more information, please visit www.lexariabioscience.com.

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Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release contain "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will" "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company's current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including statements regarding the completion of the public offering, the possibility that the common stock and warrants may not begin trading on the Nasdaq Capital Market, the satisfaction of customary closing conditions related to the public offering, and the intended use of net proceeds from the public offering; consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled "Risk Factors" in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

INVESTOR CONTACT:

 ir@lexariabioscience.com

Phone: 866-221-3341

SOURCE: Lexaria Bioscience Corp.

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